Exhibit 99.1

Ameron Reports Solid Earnings Despite Difficult Market Conditions

PASADENA, Calif.--(BUSINESS WIRE)--Ameron International Corporation (NYSE:AMN) today reported net income of $15.0 million, or $1.63 per diluted share, in the third quarter ended August 31, 2008, compared to $21.1 million, or $2.32 per diluted share, in the third quarter ended August 26, 2007. Sales in the third quarter of 2008 totaled $170.1 million, compared to sales of $165.0 million in the third quarter of 2007. Net income in the third quarter of 2007 included $5.3 million of tax benefits associated with the liquidation of the Company’s wholly-owned subsidiary in the UK and $.5 million of after-tax income from discontinued operations related to the Company’s former coatings business.

James S. Marlen, Ameron’s Chairman and Chief Executive Officer stated, “On a comparable basis, without the nonrecurring tax benefits or income from discontinued operations, results in the third quarter of 2008 were only slightly lower than in 2007 despite difficult market and economic conditions. Third-quarter results represented a solid operating performance. The strength of the Fiberglass-Composite Pipe business and TAMCO’s steel rebar business generally offset the lower sales and earnings of the Water Transmission and Infrastructure Products Groups.”

Diluted earnings per share in the nine months ended August 31, 2008, totaled $4.48, compared to diluted earnings per share of $5.01 in the nine months ended August 26, 2007. Sales totaled $479.7 million in the nine months ended August 31, 2008, compared to sales of $442.2 million in the first nine months of 2007. Net income in the first nine months of 2007 included tax benefits of $5.3 million related to the UK subsidiary and after-tax income of $1.6 million from discontinued operations.

The Fiberglass-Composite Pipe Group continued to operate at record levels with higher sales and segment income in the third quarter of 2008, compared to the third quarter of 2007. Sales increased $7.4 million, or 12%, in the third quarter of 2008, while segment income increased $3.2 million, or 17%. The sales increase was attributed principally to the continued strength of operations in Asia, the acquisition of the business of Polyplaster, Ltda. in Brazil which occurred in the fourth quarter of 2007, favorable foreign currency translation and higher demand for onshore oilfield piping worldwide. Operations in Europe had lower sales due to the timing of industrial orders. Market conditions remain favorable worldwide and across all segments including marine, offshore and onshore oilfield markets. The major drivers of the business, which include energy demand and shipbuilding, remain positive. Shipyards in Korea, China, Japan and Singapore continue to operate with multiyear backlogs, while onshore oilfields and offshore oil exploration and production remain strong. The business currently has a record order backlog, and market conditions suggest continued strong demand.

The Water Transmission Group’s sales increased $4.5 million, or 9%, in the third quarter of 2008, compared to 2007. The increase was principally the result of increased water pipe sales. Wind tower sales were also up slightly. The Water Transmission business continues to be confronted by soft water pipe market conditions throughout the western U.S. region, especially for large-diameter water transmission lines. The Group incurred a greater loss in the third quarter of 2008 than in 2007. The loss was $2.3 million higher in 2008 due principally to underutilization of plant capacity, low project margins and manufacturing inefficiencies. Bid activity in the principal markets of California, Nevada and Arizona was abnormally low the past few years caused by a variety of factors, including declining construction, constrained municipal funding, higher project costs, and the timing of geographic needs for water supply. Although the expected market recovery continues to lag, bid activity should increase throughout 2009. Over the longer term, the market for large-diameter water pipelines is expected to grow to meet the needs for new and upgraded water infrastructure systems driven by population growth, demographics and existing water shortages. A number of significant projects that are critical to satisfy the water supply requirements of the region are in the planning stages by various water agencies. The wind energy market in the U.S. continues to experience significant growth and is expected to remain strong. The Company successfully entered the wind tower market and has made substantial progress toward providing a cost-competitive, high-quality product. The outlook for wind towers remains favorable.

The Infrastructure Products Group had lower sales and segment income in the third quarter of 2008, compared to the third quarter of 2007. Sales declined $6.7 million, or 13%, primarily due to lower sales by the Pole Products Division. Sales by Ameron’s Hawaii Division also declined slightly. Segment income was $3.0 million lower, or 33%, in the third quarter of 2008, compared to 2007. The segment income decrease was due primarily to lower sales and also to margin pressures on the Hawaii Division associated with competitive pricing, higher energy and fuel costs and a product mix shift. The Pole Products Division continues to be adversely affected by the housing slowdown that significantly reduced the demand for decorative concrete poles for residential lighting. The steel pole product line used principally for highway lighting and traffic control applications continues to be steady. Although the construction sector in Hawaii was generally solid in the third quarter, there are indications of a slowdown due to the weakening economy, less tourism and project financing constraints.

TAMCO, Ameron’s 50% owned steel mini-mill, had higher sales and net income in the third quarter of 2008, compared to 2007. Ameron’s share of TAMCO’s net income totaled $4.2 million after taxes, an increase of $1.1 million, or 36%, compared to the third quarter of 2007. Sales increased significantly to $114 million from $63 million in the third quarter of 2007, an increase of $51 million, or 80%. The sales increase was driven primarily by higher selling prices for steel rebar which kept pace with increases in scrap costs. Generally, demand for steel rebar remained firm, primarily for public projects including bridges and highways. The short-term outlook for TAMCO is positive, although the recent decline in scrap prices may indicate softening steel demand worldwide as well as in local markets. Longer term, the outlook for TAMCO remains favorable given the infrastructure construction requirements forecast for the California, Nevada and Arizona markets.

James Marlen concluded, “While the Water Transmission and Infrastructure Products businesses faced difficult market conditions, overall, the Company performed well. Earnings for the first nine months of 2008 were higher on a comparable basis than in 2007, and third quarter results were steady. In the short term, the Company’s construction and water pipe markets are expected to remain challenged; and fourth-quarter results are not expected to be as high as third-quarter results. We continue to implement several internal and external initiatives to expand Ameron’s market presence and to improve our competitiveness. I remain optimistic that, as our markets recover, the Company is very well positioned to deliver superior performance.”

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

Cautionary statement for purposes of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation (“Ameron” or the “Company”) are forward-looking and reflect the Company’s current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron’s businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron’s results. Forward-looking statements represent the Company’s judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Three Months Ended		Nine Months Ended
	August 31,	August 26,	August 31,	August 26,
(Dollars in thousands, except per share data)	2008	2007	2008	2007
Sales	$170,107	$165,048	$479,669	$442,159
Cost of sales	(132,652)	(128,047)	(369,016)	(339,076)
Gross profit	37,455	37,001	110,653	103,083

Selling, general and administrative expenses	(25,795)	(21,669)	(77,462)	(69,128)
Other income, net	2,252	1,760	5,802	3,715
Income from continuing operations before interest, income taxes and equity in earnings of joint venture	13,912	17,092	38,993	37,670
Interest (expense)/income, net	(19)	62	412	410
Income from continuing operations before income taxes and equity in earnings of joint venture	13,893	17,154	39,405	38,080
Provision for income taxes	(3,079)	426	(12,008)	(6,631)
Income from continuing operations before equity in earnings of joint venture	10,814	17,580	27,397	31,449
Equity in earnings of joint venture, net of taxes	4,184	3,079	13,671	12,335
Income from continuing operations	14,998	20,659	41,068	43,784
Income from discontinued operations, net of taxes	-	463	-	1,609
Net income	$14,998	$21,122	$41,068	$45,393

Basic earnings per share:
Income from continuing operations	$1.64	$2.28	$4.50	$4.85
Income from discontinued operations, net of taxes	-	.05	-	.18
Net income	$1.64	$2.33	$4.50	$5.03

Diluted earnings per share:
Income from continuing operations	$1.63	$2.27	$4.48	$4.83
Income from discontinued operations, net of taxes	-	.05	-	.18
Net income	$1.63	$2.32	$4.48	$5.01

Weighted-average shares (basic)	9,134,672	9,044,129	9,118,768	9,020,798
Weighted-average shares (diluted)	9,208,536	9,089,574	9,171,103	9,068,593

Cash dividends per share	$.30	$.25	$.85	$.65

CONSOLIDATED BALANCE SHEETS – ASSETS (UNAUDITED)
	August 31,	November 30,
(Dollars in thousands)	2008	2007
ASSETS

Current assets
Cash and cash equivalents	$158,277	$155,433
Receivables, less allowances of $6,452 in 2008 and $6,235 in 2007	171,600	185,335
Inventories	97,253	97,717
Deferred income taxes	23,062	22,446
Prepaid expenses and other current assets	12,232	12,100

Total current assets	462,424	473,031

Investments in joint ventures
Equity method	18,989	14,677
Cost method	3,784	3,784

Property, plant and equipment
Land	38,933	35,860
Buildings	82,922	75,245
Machinery and equipment	302,587	292,563
Construction in progress	38,747	24,655

Total property, plant and equipment at cost	463,189	428,323
Accumulated depreciation	(260,114)	(254,592)

Total property, plant and equipment, net	203,075	173,731
Deferred income taxes	5,260	4,202
Goodwill and intangible assets, net of accumulated amortization of $1,215 in 2008 and $1,130 in 2007	2,181	2,243
Other assets	39,069	34,144

Total assets	$734,782	$705,812

CONSOLIDATED BALANCE SHEETS – LIABILITIES AND STOCKHOLDERS' EQUITY (UNAUDITED)
	August 31,	November 30,
(Dollars in thousands, except per share data)	2008	2007
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$17,196	$17,055
Trade payables	53,329	45,216
Accrued liabilities	74,404	84,436
Income taxes payable	-	11,985

Total current liabilities	144,929	158,692

Long-term debt, less current portion	54,486	57,593
Other long-term liabilities	52,009	44,154

Total liabilities	251,424	260,439

Commitments and contingencies

Stockholders' equity
Common stock, par value $2.50 per share, authorized 24,000,000 shares, outstanding 9,181,192 shares in 2008 and 9,138,563 shares in 2007, net of treasury shares	29,801	29,623
Additional paid-in capital	53,069	46,675
Retained earnings	464,201	430,925
Accumulated other comprehensive loss	(8,979)	(9,870)
Treasury stock (2,739,300 shares in 2008 and 2,710,479 shares in 2007)	(54,734)	(51,980)

Total stockholders' equity	483,358	445,373

Total liabilities and stockholders' equity	$734,782	$705,812

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman and Chief Executive Officer
Gary Wagner, President and Chief Operating Officer
James R. McLaughlin, Senior Vice President,
Chief Financial Officer
Telephone: 626-683-4000